SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 18, 1999

                                   ----------


                              IMC MORTGAGE COMPANY
             (Exact name of registrant as specified in its charter)


            Florida                        333-3954              59-3350574
(State or other jurisdiction of    (Commission file number)   (I.R.S. employer
 incorporation or organization)                              identification no.)


       5901 E. Fowler Avenue,
           Tampa, Florida                                            33617
(Address of principal executive offices)                          (Zip code)


       Registrant's telephone number, including area code: (813) 984-2548

Item 5. Other Events.

        On May 18, 1999, IMC Mortgage Company (the "Company") entered into a Note Purchase and Amendment Agreement (the "Note Purchase Agreement") with Greenwich Street Capital Partners II, L.P. ("Greenwich") and certain affiliates (together with Greenwich, the "Greenwich Funds"). Under the Note Purchase Agreement, the Greenwich Funds loaned the Company an aggregate of $33,000,000. In consideration for these loans, the Company agreed to pay the Greenwich Funds a $1,200,000 commitment fee. The loans bear interest at a rate of 20% per annum.

        As previously announced, on October 16, 1998, the Company entered into a loan agreement (the "Greenwich Loan Agreement") with the Greenwich Funds that provided the Company a $33 million standby revolving credit facility for a period of up to 90 days. In consideration for providing the facility, Greenwich received, among other things, exchangeable preferred stock representing the equivalent of 40% of the Company's common equity. The Note Purchase Agreement increased the interest rate payable under the Greenwich Loan Agreement from 10% to 20% per annum on any amounts outstanding after May 18, 1999.

        Also, as previously announced, the Company entered into an Acquisition Agreement dated as of February 19, 1999 (the "Acquisition Agreement") with the Greenwich Funds, subject to shareholder approval. Under the Acquisition Agreement, upon approval by the shareholders, the Company will issue to the Greenwich Funds common stock equal to 93.5% of the total common stock of the Company on a fully diluted basis, leaving the existing common shareholders of the Company with 6.5% of the common stock outstanding after the transaction. Upon consummation of the Acquisition Agreement, the Greenwich Funds will enter into an amendment and restatement of the Greenwich Loan Agreement, pursuant to which the Greenwich Funds will make available to the Company an additional $35 million in working capital facilities. To the extent that there is any amount outstanding under the Note Purchase Agreement, the additional $35 million will be reduced by that amount.

        As of May 27, 1999, approximately $12 million remained outstanding under the Note Purchase Agreement.

        On April 19, 1999, the Company borrowed $15 million from the Greenwich Funds pursuant to secured promissory notes. These notes bore interest at a rate of 20% per annum. These notes have been repaid in full.

        Greenwich has agreed to indemnify certain surety companies against losses on surety bonds issued with respect to the Company. To induce Greenwich to make this indemnity, simultaneously with the execution of the Note Purchase Agreement, the Company entered into a Reimbursement Agreement (the "Reimbursement Agreement") with Greenwich. Under the Reimbursement Agreement, the Company will reimburse Greenwich for any amounts it pays to indemnify the surety companies. The Company will also pay interest on any payments made by Greenwich to the surety companies at a rate equal to the prime rate plus 2%.

        The foregoing discussion is qualified by reference to the full text of the documents relating to the transactions described, including the Note Purchase Agreement and the Reimbursement Agreement, which are attached hereto as exhibits and are incorporated herein by reference in their entirety.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

         10.74 Note Purchase and Amendment Agreement dated as of May 18, 1999 among the Company, Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P. and Greenwich Street Capital Partners II L.P., as collateral agent

         10.75 Amendment No. 2 dated as of April 19, 1999 to the Borrower Security Agreement dated as of October 12, 1998 among the Company, Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P. and Greenwich Street Capital Partners II L.P., as collateral agent

         10.76 Amendment No. 3 dated as of May 20, 1999 to the Borrower Security Agreement dated as of October 12, 1998 among the Company, Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P. and Greenwich Street Capital Partners II L.P., as collateral agent

         10.77 Reimbursement Agreement dated as of May 20, 1999 between the Company and Greenwich Street Capital Partners II L.P.


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

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, IMC Mortgage Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   May 27, 1999                      IMC MORTGAGE COMPANY


                                          By:/s/ Thomas G. Middleton
                                             -----------------------------------
                                          Thomas G. Middleton
                                          President, Chief Operating Officer and
                                          Assistant Secretary


                                          By:/s/ Stuart D. Marvin
                                             -----------------------------------
                                          Stuart D. Marvin
                                          Chief Financial Officer


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